EXHIBIT 10.11.3

SECOND AMENDMENT TO AMENDED AND RESTATED PREFERRED STOCK RIGHTS
AGREEMENT

1. General Background. In accordance with Section 27 of the Amended and Restated Preferred Stock Rights Agreement between Fleet National Bank (the "Rights Agent") and MIPS Technologies, Inc. dated September 11, 2000 and all amendments thereto
(the "Agreement"), the Rights Agent and MIPS Technologies, Inc. desire to amend the Agreement in connection with the recombination of the Company's Class A common stock and Class B common stock into a single class of common stock.

2. Effectiveness. This Amendment shall be effective as of November 14, 2003 (the "Amendment") and all defined terms and definitions in the Agreement shall be the same in the Amendment except as specifically revised by the Amendment.

3. Revisions.

  (a) The first sentence of Section 1(a) of the Agreement is hereby deleted in its entirety and replaced with the following:
"Acquiring Person" shall mean any Person who or which, together with all Affiliates and Associates of such Person, shall be the Beneficial Owner of at least 15% of the Company's Common Shares then outstanding (each such share ownership amount herein referred to as a "Threshold Amount"), but shall not include any Excluded Person (as such term is hereinafter defined).

  (b) The first sentence of Section 1(g) of the Agreement is hereby deleted in its entirety and replaced with the following:
"Common Shares" when used with reference to the Company shall mean the shares of Common Stock of the Company, par value $0.001 per share.

  (c) The section entitled "Distribution Date" in Exhibit C to the Agreement is hereby deleted in its entirety and replaced with the following:

Distribution Date: Rights will separate from the Common Stock and become exercisable following (a) the tenth day (or such later date as may be determined by the Company's Board of Directors) after a person or group acquires beneficial ownership of at least 15% of the Company's Common Shares then outstanding (each such share ownership amount herein referred to as a "Threshold Amount"), or
(b) the tenth business day (or such later date as may be determined by the Company's Board of Directors) after a person or group announces a tender or exchange offer, the consummation of which would result in ownership by a person or group of a Threshold Amount. The Board of Directors may extend the date on which the Rights become exercisable.

  (d) The section entitled "Exchange Provision" in Exhibit C to the Agreement is hereby deleted in its entirety and replaced with the following:

Exchange Provision: At any time after the date on which an Acquiring Person obtains a Threshold Amount and prior to the acquisition by the Acquiring Person of 50% of the outstanding Common Stock, a majority of the Board of Directors and the Board of Directors of the Company may exchange the Rights (other than Rights owned by the Acquiring Person or its affiliates), in whole or in part, for shares of Common Stock of the Company at an exchange ratio of one share of Common Stock per Right (subject to adjustment).

4. Change of Rights Agent.

After first sentence of Section 21 ending with "...by first-class mail." add:

"In the event the transfer agency relationship in effect between the Company and the Rights Agent terminates, the Rights Agent will be deemed to resign automatically on the effective date of such termination; and any required notice will be sent by the Company."

5. Force Majeure.

Insert as new Section 35:

Force Majeure.

Notwithstanding anything to the contrary contained herein, Rights Agent shall not be liable for any delays or failures in performance resulting from acts beyond its reasonable control including, without limitation, acts of God, terrorist acts, shortage of supply, breakdowns or malfunctions, interruptions or malfunction of computer facilities, or loss of data due to power failures or mechanical difficulties with information storage or retrieval systems, labor difficulties, war, or civil unrest.

6. Full Force and Effect. Except as amended hereby, the Agreement and all schedules or exhibits thereto shall remain in full force and effect.

IN WITNESS WHEREOF, the parties hereto have caused this Amendment to be executed in their names and on their behalf by and through their duly authorized officers, as of this 14th day of November 2003.

MIPS TECHNOLOGIES, INC.


By: /s/ JOHN BOURGOIN
John Bourgoin
Title: Chief Executive Officer


EQUISERVE TRUST COMPANY, N.A.


By: /s/ JOSHUA P. MCGINN
Joshua P. McGinn
Title: Senior Account Manager